Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS RECORD FINANCIAL RESULTS

FOR FISCAL 2014 THIRD QUARTER

—Company Reports Sixth Consecutive Quarter of Record Net Sales Totaling $80 Million; Gross Margin of 70%; EPS of $0.63; Fiscal 2014 Guidance Lowered—

Philadelphia, PA — May 7, 2014 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2014 third quarter and nine months ended March 31, 2014.

For the fiscal 2014 third quarter, net sales doubled to $80.0 million from $39.0 million in last year’s third quarter.  Gross profit more than tripled to $56.1 million, or 70% of net sales, from $15.2 million, or 39% of net sales, for the fiscal 2013 third quarter.  Research and development (R&D) expenses increased to $10.6 million from $5.2 million for the fiscal 2013 third quarter.  Selling, general and administrative (SG&A) expenses were $9.6 million, compared with $5.2 million in the same quarter of the prior year.  Operating income rose substantially to $36.0 million from $4.7 million for the third quarter of fiscal 2013.  Net income attributable to Lannett Company grew nearly six-fold to $23.0 million, or $0.63 per diluted share, from $3.9 million, or $0.14 per diluted share.

“The fiscal 2014 third quarter represents the sixth consecutive quarter of record net sales, as well as the ninth consecutive quarter in which net sales and adjusted EPS exceeded the comparable prior-year period,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Our excellent financial performance was largely driven by price increases across multiple product categories and strong sales of existing products.  We are pleased to have recently received approval for Diazepam Oral Solution (Concentrate) and expect our 19 product applications pending at FDA combined with an additional five ANDAs planned for submission by June 30, 2014 to position us well for continued long-term growth.”

For the first nine months of fiscal 2014, net sales rose 74% to $193.2 million from $110.9 million for the first nine months of fiscal 2013.  Cost of sales for the first nine months of fiscal 2014 included a non-recurring, pre-tax charge of $20.1 million related to the previously announced contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP) to continue as the exclusive distributor in the United States of three JSP products.  Accordingly, gross profit was $98.5 million, or 51% of net sales.  Excluding the JSP contract renewal charge, gross profit was $118.6 million, or 61% of net sales, compared with $42.2 million, or 38% of net sales, for the first nine months of fiscal 2013.  R&D expenses increased to $21.1 million, compared with $12.6 million for the fiscal 2013 period.  SG&A expenses increased to $26.6 million, compared with $16.6 million in the same period of the prior year.  Operating income was $50.7 million.  Excluding the JSP contract renewal charge, operating income grew to $70.8 million from $13.1 million in the first nine months of fiscal 2013.

For the first nine months of fiscal 2014, net income attributable to Lannett Company grew to $33.6 million, or $0.97 per diluted share.  Adjusted net income, which excludes the impact of the non-recurring JSP contract renewal charge equal to $12.6 million after-tax, was $46.2 million, or $1.34 per diluted share, compared to net income attributable to Lannett Company of $9.8 million, or $0.34 per diluted share, for the first nine months of the prior year.  The first nine months of fiscal 2013 included a favorable pre-tax litigation settlement of $1.3 million, equal to $0.03 per diluted share.

Guidance for Fiscal 2014

The company recently increased prices for certain products.  These increases are expected to have the effect of lowering net sales in the fiscal 2014 fourth quarter due to related upfront credits, but result in a significant benefit in fiscal 2015.  Accordingly, the company revised its fiscal 2014 guidance as follows:

•                  Net sales in the range of $261 million to $267 million, down from previous guidance of $275 million to $285 million;

•                  Gross margin as a percentage of net sales of approximately 61.5% to 62.5%, revised from 61% to 63%;

•                  R&D expense in the range of $30 million to $31 million, revised from $30 million to $32 million;

•                  SG&A expense ranging from $38 million to $39 million, revised from $39 million to $41 million;

•                  The full year effective tax rate to be in the range of 36% to 38%, unchanged from previous guidance; and

•                  Capital expenditures in fiscal 2014 in the range of $24 million to $26 million, down from $28 million to $32 million, which includes $10 million for the purchase and partial fit-out of two buildings recently acquired by the company.

The company noted that its guidance for fiscal 2014 does not include the impact of the JSP contract extension, which resulted in the non-recurring pre-tax charge of $20.1 million recorded in the first quarter of fiscal 2014.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2014 third quarter ended March 31, 2014.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 37186038.  The conference call will also be available through a live audio broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2014, expected product approvals, potential acquisitions, the successful commercialization of products in development and products included in the contract extension with Jerome Stevens Pharmaceuticals, Inc., product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2014	2013	2014	2013

Net sales	$79,997	$39,022	$193,152	$110,880
Cost of sales	23,865	23,852	74,572	68,663
JSP contract renewal cost	—	—	20,100	—
Gross profit	56,132	15,170	98,480	42,217
Operating expenses:
Research and development	10,583	5,229	21,113	12,565
Selling, general, and administrative	9,560	5,245	26,629	16,571
Total operating expenses	20,143	10,474	47,742	29,136
Operating income	35,989	4,696	50,738	13,081
Other income (expense):
Foreign currency gain	1	—	1	3
Gain (loss) on sale of assets	—	93	(55)	51
Gain on investment securities	200	538	1,765	843
Litigation settlement	—	—	—	1,250
Interest and dividend income	109	22	204	84
Interest expense	(13)	(59)	(117)	(194)
Other	—	—	(87)	—
Total other income	297	594	1,711	2,037
Income before income taxes	36,286	5,290	52,449	15,118
Income tax expense	13,280	1,327	18,838	5,353
Net income	23,006	3,963	33,611	9,765
Less: Net income attributable to noncontrolling interest	11	16	45	11
Net income attributable to Lannett Company, Inc.	$22,995	$3,947	$33,566	$9,754

Earnings per common share attributable to Lannett Company, Inc.
Basic	$0.66	$0.14	$1.01	$0.34
Diluted	$0.63	$0.14	$0.97	$0.34

Weighted average common shares outstanding:
Basic	35,025,968	28,490,175	33,082,460	28,371,189
Diluted	36,769,593	29,115,941	34,586,007	28,644,831

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	March 31, 2014	June 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$84,113	$42,689
Investment securities	39,363	8,461
Accounts receivable, net	59,236	26,413
Inventories, net	41,365	32,531
Prepaid income taxes	2,591	—
Deferred tax assets	8,250	4,874
Other current assets	2,172	1,161
Total current assets	237,090	116,129
Property, plant and equipment, net	57,005	40,141
Intangible assets, net	948	2,547
Deferred tax assets	11,869	8,005
Other assets	408	930
TOTAL ASSETS	$307,320	$167,752

LIABILITIES
Current liabilities:
Accounts payable	$21,270	$22,668
Accrued expenses	8,760	2,697
Accrued payroll and payroll related	7,082	6,910
Income taxes payable	—	154
Current portion of long-term debt	128	670
Total current liabilities	37,240	33,099
Long-term debt, less current portion	1,041	5,844
TOTAL LIABILITIES	38,281	38,943
Commitment and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 100,000,000 and 50,000,000 shares authorized; 35,830,024 and 29,284,592 shares issued; 35,378,346 and 28,848,679 shares outstanding at March 31, 2014 and June 30, 2013, respectively)	36	29
Additional paid-in capital	211,384	104,075
Retained earnings	60,119	26,553
Accumulated other comprehensive loss	(49)	(47)
Treasury stock (451,678 and 435,913 shares at March 31, 2014 and June 30, 2013, respectively)	(2,729)	(2,034)
Total Lannett Company, Inc. stockholders’ equity	268,761	128,576
Noncontrolling interest	278	233
Total stockholders’ equity	269,039	128,809
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$307,320	$167,752